Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2015 Second Quarter Results

OMAHA, Neb., March 25, 2015—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its second quarter ended February 28, 2015.

Second Quarter Results

Second quarter fiscal 2015 revenues were $141.1 million versus $152.8 million of revenues in the same prior year period. Net earnings were $9.0 million or $0.75 per diluted share compared with $13.5 million or $1.04 per diluted share in the prior year.

Total irrigation equipment revenues decreased 20 percent to $108.3 million from $135.9 million in the prior fiscal year’s second quarter. U.S. irrigation revenues of $68.0 million, which includes $3.5 million of revenues from the newly acquired Elecsys Corporation, decreased 27 percent primarily due to a decline in the number of irrigation systems sold as a result of the reduction in commodity prices. International irrigation revenues of $40.3 million decreased 6 percent most notably in the Middle East and Europe. Excluding the effect of currency translation, international irrigation sales were approximately equal to the same period in the prior year. Infrastructure revenues increased 94 percent to $32.8 million with the completion of the Golden Gate Bridge Road Zipper project and increases in road safety product sales.

Gross margin was 28.0 percent of sales compared to 27.9 percent of sales in the prior year’s second quarter. Gross margin in irrigation decreased by approximately 3 percentage points and infrastructure gross margin increased by approximately 14 percentage points. The decrease in irrigation gross margins is primarily a result of pricing pressure and cost deleverage from lower sales. The increase in infrastructure gross margin was primarily due to sales mix from increases in Road Zipper and road safety product sales.

Operating expenses increased $3.3 million to $25.0 million compared to the second quarter of the prior fiscal year. The increase includes $1.0 million of Elecsys Corporation operating expenses, $1.0 million of acquisition and integration expenses, $0.7 million in incremental health benefit expenses and $0.3 million of commissions related to increased infrastructure project sales. Operating expenses were 17.7 percent of sales in the second quarter of fiscal 2015 compared with 14.2 percent of sales in the prior year period. Operating margins were 10.3 percent in the second quarter, versus 13.7 percent in the prior year period.

Cash and cash equivalents of $167.2 million were $1.7 million higher compared to the prior year second quarter. During the quarter the Company completed a $115.0 million private placement of long term debt, expanded its revolving credit agreement with Wells Fargo Bank from $30.0 million to $50.0 million, and completed the acquisition of Elecsys Corporation for $67.2 million, net of cash acquired. The long term debt is due for payment in February 2030 and bears interest at 3.82 percent. The Company also repurchased 224,307 shares for $19.4 million during the second quarter and a total of 605,926 shares for $49.4 million during the first six months of fiscal 2015. Since the initiation of the share repurchase plan, the Company has purchased a total of 1.1 million shares for $90.4 million, with $59.6 million remaining authorized as of February 28, 2015 for additional repurchases.

Backlog of unshipped orders at February 28, 2015 was $74.3 million compared with $89.3 million at February 28, 2014 and $68.3 million at November 30, 2014. The backlog at February 28, 2014 and November 30, 2014 included $12.7 million for the Golden Gate Bridge project, now completed. The current period includes $7.9 million of backlog from Elecsys Corporation.

Six Month Results

Total revenues for the six months ended February 28, 2015 were $275.9 million versus $300.5 million in the same prior year period. Foreign currency translation as compared to the prior year reduced year to date revenues by $5.6 million. Net earnings were $16.6 million or $1.36 per diluted share compared with $23.7 million or $1.83 per diluted share in the prior year. The current year includes $1.5 million of estimated environmental expenses and $1.5 million of acquisition and integration expenses. These expenses reduced earnings by $0.16 per diluted share on an after tax basis.

Total irrigation equipment revenues decreased 16 percent to $223.0 million from $265.1 million during the first six months of the prior fiscal year. U.S. irrigation revenues of $129.1 million decreased 25 percent, while international irrigation revenues of $93.9 million increased 2 percent. Infrastructure revenues increased 49 percent to $52.9 million.

Outlook

Rick Parod, president and chief executive officer, commented, “While the longer term drivers to our markets remain positive, the cyclical contraction for irrigation equipment has continued. The U.S. irrigation market has been impacted by lower commodity prices and lower farm incomes, while international irrigation markets have remained more stable, although competitive pressure is increasing. The infrastructure segment made a significant contribution to the quarter with the installation of a Road Zipper System on the Golden Gate Bridge, and we remain optimistic about additional growth opportunities.”

Parod continued, “In January we completed the acquisition of Elecsys Corporation and have begun the integration with our irrigation business. In addition, in February we completed a $115 million private placement of debt to improve our capital structure and position us for additional growth through acquisitions and other initiatives in driving improved returns for shareholders.”

Second-Quarter Conference Call

Lindsay’s fiscal 2015 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 8407317. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At February 28, 2015 Lindsay had approximately 11.9 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
($ and shares in thousands, except per share amounts)	February 28, 2015	February 28, 2014	February 28, 2015	February 28, 2014

Operating revenues	$141,089	$152,804	$275,934	$300,475
Cost of operating revenues	101,533	110,132	199,464	217,652

Gross profit	39,556	42,672	76,470	82,823

Operating expenses:
Selling expense	10,231	9,534	19,648	19,290
General and administrative expense	11,680	9,354	24,551	21,097
Engineering and research expense	3,109	2,871	5,833	5,531

Total operating expenses	25,020	21,759	50,032	45,918

Operating income	14,536	20,913	26,438	36,905

Other income (expense):
Interest expense	(209)	(56)	(280)	(95)
Interest income	162	157	334	292
Other expense, net	(351)	(225)	(693)	(496)

Earnings before income taxes	14,138	20,789	25,799	36,606

Income tax expense	5,143	7,339	9,236	12,922

Net earnings	$8,995	$13,450	$16,563	$23,684

Earnings per share:
Basic	$0.75	$1.04	$1.37	$1.84
Diluted	$0.75	$1.04	$1.36	$1.83

Shares used in computing earnings per share:
Basic	11,982	12,910	12,103	12,899
Diluted	12,008	12,942	12,141	12,947

Cash dividends declared per share	$0.270	$0.260	$0.540	$0.390

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ and shares in thousands, except par values)	February 28, 2015	February 28, 2014	August 31, 2014

ASSETS
Current Assets:
Cash and cash equivalents	$167,165	$165,509	$171,842
Receivables, net	93,293	111,211	94,135
Inventories, net	82,263	80,994	71,696
Deferred income taxes	16,224	13,916	17,714
Other current assets	21,936	18,216	18,671

Total current assets	380,881	389,846	374,058

Property, plant and equipment, net	75,663	65,446	72,457
Intangibles, net	53,900	34,084	31,980
Goodwill	74,808	37,282	37,021
Other noncurrent assets, net	13,528	3,961	11,035

Total assets	$598,780	$530,619	$526,551

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$50,293	$53,954	$42,424
Other current liabilities	59,030	54,204	73,943

Total current liabilities	109,323	108,158	116,367

Pension benefits liabilities	6,460	6,202	6,600
Long-term debt	117,270	—	—
Deferred income taxes	20,940	13,975	12,992
Other noncurrent liabilities	8,846	7,590	7,945

Total liabilities	262,839	135,925	143,904

Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	18,675	18,633	18,636
Capital in excess of stated value	53,618	50,794	52,866
Retained earnings	455,439	424,241	445,366
Less treasury stock	(181,383)	(97,566)	(132,020)
Accumulated other comprehensive loss, net	(10,408)	(1,408)	(2,201)

Total shareholders’ equity	335,941	394,694	382,647

Total liabilities and shareholders’ equity	$598,780	$530,619	$526,551

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended
($ in thousands)	February 28, 2015	February 28, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$16,563	$23,684

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,017	7,384
Asset impairment	270	—
Provision for uncollectible accounts receivable	418	618
Deferred income taxes	28	(2,696)
Share-based compensation expense	2,051	2,191
Other, net	3,381	250
Changes in assets and liabilities:
Receivables	(4,439)	9,010
Inventories	(3,583)	(12,192)
Other current assets	(2,647)	(2,400)
Accounts payable	9,778	11,422
Other current liabilities	(8,744)	(5,410)
Current income taxes payable	(6,987)	(168)
Other noncurrent assets and liabilities	1,478	754

Net cash provided by operating activities	15,584	32,447

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,576)	(5,353)
Acquisition of business, net of cash acquired	(67,176)	—
Proceeds from settlement of net investment hedges	3,310	280
Payments for settlement of net investment hedges	(329)	(1,846)
Other investing activities	(2,554)	35

Net cash used in investing activities	(73,325)	(6,884)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	66	371
Common stock withheld for payroll tax withholdings	(1,703)	(2,027)
Proceeds from issuance of long-term debt	115,000	—
Principal payments on long-term debt	(16)	—
Issuance costs related to debt	(679)	—
Excess tax benefits from share-based compensation	510	695
Repurchase of common shares	(49,363)	(6,605)
Dividends paid	(6,490)	(5,023)

Net cash provided by (used in) financing activities	57,325	(12,589)

Effect of exchange rate changes on cash and cash equivalents	(4,261)	608

Net change in cash and cash equivalents	(4,677)	13,582
Cash and cash equivalents, beginning of period	171,842	151,927

Cash and cash equivalents, end of period	$167,165	$165,509